Exhibit 99.1

Destination Maternity Announces Resignation of J. Daniel Plants from Its Board of Directors

MOORESTOWN, N.J., Dec. 23, 2016 — Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced that Mr. J. Daniel Plants has resigned from the Company’s Board of Directors, effective December 20, 2016. Mr. Plants, Founder and Chief Investment Officer of Voce Capital Management LLC, has served as a Director since November 2014.

“I have enjoyed working alongside my fellow Directors,” said Mr. Plants. “Following the Board’s unanimous approval earlier this week of the proposed merger between Destination and Orchestra-Prémaman, I felt that it was the right time for me to relinquish my duties as a member of the Board in order to focus on my other commitments and responsibilities.”

“Dan has been a great friend of the Company and a positive force on our Board since he joined us in 2014”, said Arnaud Ajdler, Destination’s Chairman. “His insights were particularly helpful in our evaluation and negotiation of the strategic merger we entered into with Orchestra-Prémaman. We will miss him and wish him the best in his future endeavors.”

About Destination

Destination is the world’s largest designer and retailer of maternity apparel. As of October 29, 2016 Destination operates 1,229 retail locations in the United States, Canada, Puerto Rico and England, including 526 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 703 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of October 29, 2016 Destination has 239 international franchised locations, including 21 standalone stores operated under one of the Company’s nameplates and 218 shop-in-shop locations.

Contact Information

ICR, Inc.

Allison Malkin and Caitlin Morahan

DestinationMaternityIR@icrinc.com, 646-277-1274